Exhibit 3.2
GVC VENTURE CORP.

CERTIFICATE OF DESIGNATION OF
SERIES Z CONVERTIBLE PREFERRED STOCK

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GVC VENTURE CORP., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify that, pursuant to the authority conferred upon the Board of Directors of the Corporation by its Certificate of Incorporation, as amended and restated to date (the “Certificate of Incorporation”), and in accordance with Section 151(g) of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation adopted the following resolution establishing a series of one million (1,000,000) shares of Preferred Stock of the Corporation designated as “Series Z Convertible Preferred Stock”:

RESOLVED, that pursuant to the authority conferred on the Board of Directors of the Corporation by its Certificate of Incorporation, a series of Preferred Stock, par value $0.01 per share, of the Corporation is hereby established and created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

1.   Designation.  The series of preferred stock established hereby shall be designated “Series Z Convertible Preferred Stock” (and shall be referred to herein as the “Series Z Preferred Shares”).

2.   Number.  The authorized number of Series Z Preferred Shares shall be one million (1,000,000).  The number of shares of Series Z Preferred Stock may be decreased by resolution of the Board; provided, however, that no decrease shall reduce the number of Series Z Preferred Shares to less than the number of shares then issued and outstanding.  In the event any Series Z Preferred Shares shall be converted pursuant to Section 7, (i) the Series Z Preferred Shares so converted shall be retired and cancelled and shall not be reissued and (ii) the authorized number of Series Z Preferred Shares set forth in this Section 2 hereof shall be automatically reduced by the number of Series Z Preferred Shares so converted and the number of shares of the Corporation’s undesignated Preferred Stock shall be deemed increased by such number.

3.   Rank.  The Series Z Preferred Shares shall, with respect to dividend rights, rank on a parity with the Corporation’s Common Stock, having the entitlement to the dividends provided in Section 5.  The Series Z Preferred Shares shall, with respect to rights upon the occurrence of a Liquidation Event (as defined in Section 6 below), rank senior to the Corporation’s Common Stock to the extent of $.001 per Series Z Preferred Share and on a parity with the Corporation’s Common Stock as to amounts in excess thereof as provided in Section 6.  The Series Z Preferred Shares shall rank (a) senior to any other class or series of capital stock of the Corporation hereafter created specifically ranking junior to the Series Z Preferred Shares as to the payment of dividends and/or rights upon the occurrence of a Liquidation Event (collectively, “Junior Stock”); (b) on a parity with any class or series of capital stock of the Corporation hereafter created specifically ranking on parity with the Series Z Preferred Shares as to the payment of dividends and/or rights upon the occurrence of a Liquidation Event (collectively, “Parity Stock”), and (c) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking senior to the Series Z Preferred Shares as to the payment of dividends and/or rights upon the occurrence of a Liquidation Event (collectively, “Senior Stock”).

4.   Voting Rights.  The holders of Series Z Preferred Shares shall vote together with the holders of the Common Stock as a single class on all matters submitted to the holders of Common Stock, with each holder of Series Z Preferred Shares having one vote for each share of Common Stock into which such holder’s Series Z Preferred Shares would be converted if converted immediately prior to the record date for determining holders of Common Stock entitled to vote on such matters (regardless of the number of shares of Common Stock that the Corporation is then authorized to issue).  In addition to such voting rights and such voting rights specifically afforded to holders of a series preferred stock to vote as part of a class or series thereof under the Delaware General Corporation Law (the “DGCL”), without the affirmative vote of the holders (acting together as a separate class) of at least a majority of Series Z Preferred Shares at the time outstanding given in person or by proxy at any annual or special meeting, or, if permitted by law, in writing without a meeting, the Corporation shall not alter, change, amend or repeal the voting rights or the powers, preferences or rights of the Series Z Preferred Shares.

5.   Dividends.  The Series Z Preferred Shares shall not be entitled to receive a dividend, except as provided in this Section 5.  In the event that the Corporation declares or pays any dividends upon its Common Stock (whether payable in cash, securities or other property), other than dividends payable to holders of Common Stock solely in shares of Common Stock, the Corporation shall also declare and pay to the holders of its Series Z Preferred Shares at the same time that it declares and pays such dividends to the holders of its Common Stock, the dividends which would have been declared and paid with respect to the Common Stock issuable upon conversion of the Series Z Preferred Shares had all of the outstanding Series Z Preferred Shares been converted immediately prior to the record date for determining holders of Common Stock entitled to such dividend (regardless of the number of shares of Common Stock that the Corporation is then authorized to issue) or, if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends is to be determined.  As long as any Series Z Preferred Shares remain outstanding, no dividends shall be declared on any stock ranking junior as to the payment of dividends without the consent in writing of holders of at least a majority of the Series Z Preferred Shares then outstanding.  No dividend shall be declared, paid or set aside on Common Stock or any class or series of capital stock ranking on a parity with Series Z Preferred Stock with respect to dividends unless the dividend provided herein for Series Z Preferred Stock is declared, paid or set aside; provided, however, that dividends on Common Stock and any other class or series of capital stock ranking on a parity as to dividends with shares of Series Z Preferred Stock shall be declared, set aside and paid pro rata so that the amount of dividends declared, set aside and paid per share on Series Z Preferred Stock and per share of such other class or series of capital stock shall in all cases bear to each other the same ratio that their respective dividend entitlements bear to each other.

6.   Liquidation Right and Preference.  In the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation Event”), the holders of Series Z Preferred Shares shall be entitled to receive in cash, out of the assets of the Corporation available for distribution to stockholders, an amount per share for each outstanding Series Z Preferred Share equal to $0.001 (the “Liquidation Value”) after any payments shall be made or any assets shall be distributed to the holders of Senior Stock, but before any payments shall be made or any assets shall be distributed to the holders of any class of Common Stock of the Corporation or any Junior Stock.  After payment of the full Liquidation Value to which holders of Series Z Preferred Shares are entitled, the holders of the Series Z Preferred Shares shall be entitled to receive the amount which would have been payable in any distribution of assets of the Corporation with respect to Common Stock issuable upon conversion of the Series Z Preferred Shares had all of the outstanding Series Z Preferred Shares been converted immediately prior to the Liquidation Event (regardless of the number of shares of Common Stock that the Corporation is then authorized to issue).  As long as any Series Z Preferred Shares remain outstanding, no amounts shall be paid upon Liquidation Event to any Junior Stock without the consent in writing of holders of at least a majority of the Series Z Preferred Shares then outstanding.  If, upon any Liquidation Event, the assets of the Corporation are insufficient to pay the Liquidation Value to which the holders of such Series Z Preferred Shares, the holders of Parity Stock and holders of  Common Stock to the extent provided herein are entitled, the holders of such Series Z Preferred Shares, Parity Stock and Common Stock to the extent provided herein shall share pro rata in any such distribution in proportion to the full amounts to which they would otherwise be respectively entitled.  Neither the merger or consolidation of the Corporation into or with any other corporation nor the merger or consolidation of any other corporation into or with the Corporation nor the sale, lease, exchange or other disposition (for cash, shares of stock, securities or other consideration) of all or substantially all the assets of the Corporation shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, of the Corporation.

7.   Conversion.

(a)   Conversion Rate.  The Series Z Preferred Shares shall be initially convertible into Common Stock at the rate of 340.668384 shares of Common Stock per share of Series Z Preferred Stock (as adjusted pursuant to Sections 8(a) and (b), the “Conversion Rate”), rounded up to the nearest whole share. The shares of Common Stock issuable upon conversion of the Series Z Preferred Shares shall be referred to herein as the “Conversion Shares.”  The Conversion Rate shall be subject to adjustment pursuant to Sections 8(a) and (b).

(b)   Conversion.  The Series Z Preferred Shares may not be converted until such time after the date hereof as the Corporation shall have effected an Authorized Share Increase (as hereinafter defined).  At such time as an Authorized Share Increase has become effective under all applicable provisions of the DGCL and the Corporation’s Certificate of Incorporation (the “Automatic Conversion Date”), the Series Z Preferred Shares shall, automatically and without any action on the part of the holders thereof, convert into a number of fully paid and nonassessable shares of Common Stock based on the Conversion Rate then in effect. The term “Authorized Share Increase” shall mean that the Corporation shall have amended its Certificate of Incorporation so as to increase the number of shares of Common Stock (whether by increasing the total number of authorized shares of Common Stock or combining the outstanding shares of Common Stock into a smaller number of shares or both) such that there exists a sufficient number of shares of Common Stock (after giving effect to any increase and/or combination of outstanding shares of Common Stock that the Corporation may implement) to enable all of the authorized number of Series Z Preferred Shares to be converted at the Conversion Rate then in effect.

(c)   Conversion Mechanics.  Upon the Automatic Conversion Date, the rights of each holder of Series Z Preferred Shares (other than the right to receive shares of Common Stock upon conversion of the Series Z Preferred Shares pursuant to the terms hereof, as such holder) shall cease and such holder shall be treated for all purposes as the record holder of the Conversion Shares.  As promptly as practicable on or after the Automatic Conversion Date, the Corporation shall issue and cause to be mailed or delivered to such holder a notice stating that the Automatic Conversion Date has occurred and that the Series Z Preferred Shares have been deemed to have been converted in accordance with this Section 7. Upon the occurrence of an automatic conversion of the Series Z Preferred Shares pursuant to this Section 7, the holders of the Series Z Preferred Shares shall surrender to the Corporation the certificates representing the Series Z Preferred Shares for which such conversion has occurred and the Corporation shall, upon receipt of such certificate(s), cause its transfer agent to deliver the shares of Common Stock issuable upon such conversion to the holder promptly following the holder’s delivery of the applicable Series Z Preferred Share certificate(s).  The Corporation shall not be obligated to issue the shares of Common Stock issuable upon such conversion, however, unless certificates evidencing such Series Z Preferred Shares are either delivered to the Corporation or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed, and executes an affidavit or agreement satisfactory to the corporation to indemnify the Corporation from any loss incurred by it in connection therewith.

(d)   Reservation of Shares Issuable Upon Conversion.  The Corporation shall, at all times following the Authorized Share Increase, reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series Z Preferred Shares, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series Z Preferred Shares; and, if at any time following the Authorized Share Increase, the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding Series Z Preferred Shares, the Corporation will, as soon as practicable, take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

8.   Other Terms of Series Z Preferred Shares.

(a)   Stock Split, Stock Dividend, Recapitalization, etc.  If the Corporation, at any time while any Series Z Preferred Shares are outstanding, shall (i) pay a stock dividend or otherwise make a distribution or distributions payable in shares of its capital stock (whether payable in shares of its Common Stock or of capital stock of any class), (ii) subdivide outstanding shares of Common Stock into a larger number of shares, (iii) combine outstanding shares of Common Stock into a smaller number of shares or (iv) issue by reclassification of shares of Common Stock any shares of capital stock of the Corporation, then the Conversion Rate in effect immediately prior thereto shall be adjusted to the nearest six decimal places by the Corporation’s Board of Directors so that, upon the happening of such event, the holder of any Series Z Preferred Shares thereafter surrendered for conversion shall be entitled to receive, as nearly as is practicable, the number of shares of Common Stock or other capital stock which such holder would have owned or have been entitled to receive immediately after the happening of any of the events described above had such Series Z Preferred Shares been converted immediately prior to the happening of such event or the record date therefor, whichever is earlier.  Any adjustment made pursuant to this Section 8(a) shall become effective at the time of a distribution in the case of clauses (i) and (ii) above and the effective date of the event in the case of clauses (iii) and (iv) above.

(b)   No Impairment.  Unless approved in accordance with Section 4 hereof, the Corporation will not, by amendment of its Certificate of Incorporation or this Certificate of Designation or through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 8 and in the taking of all such action as may be necessary or appropriate in order to protect against impairment of the conversion rights described in Section 7 to of the holders of the Series Z Preferred Shares.

(c)   Notices of Record Date.  In the event that the Corporation shall propose at any time:

(i)	to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus (for avoidance of doubt, the foregoing phrase does not include any event specified in clauses (i), (ii) and (iii) of Section 8(a));

(ii)	to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(iii)	to merge with or into any other corporation (other than a merger in which the holders of the outstanding voting equity securities of the Corporation immediately prior to such merger will hold more than fifty percent (50%) of the voting power of the surviving entity immediately following such merger), or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up;

then, in connection with each such event, the Corporation shall send to the holders of the Series Z Preferred Stock:

(1)   at least ten (10) days’ prior written notice of the date on which a record shall be taken for such dividend or distribution referred to in clause (i) above (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (ii) and (iii) above; and

(2)   in the case of the matters referred to in (ii) and (iii) above, at least ten (10) days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

Each such written notice shall be given by first class mail, postage prepaid, addressed to the holders of Series Z Preferred Shares at the address for each such holder as shown on the books of the Corporation and shall be deemed given when so mailed.

9.   Preemptive Rights.  Holders of Series Z Preferred Shares shall have no preemptive rights with respect to any future issuances of securities by the Corporation.

10.   Loss, Theft, Destruction of Series Z Preferred Shares.  Upon receipt of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of certificates representing Series Z Preferred Shares and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security reasonably satisfactory to the Corporation, or, in the case of any such mutilation, upon surrender and cancellation of the Series Z Preferred Shares, the Corporation shall make, issue and deliver, in lieu of such lost, stolen, destroyed or mutilated certificates representing Series Z Preferred Shares, new certificates representing Series Z Preferred Shares of like tenor.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed on its behalf, this 30th day of September, 2009.

GVC VENTURE CORP.

By:           /s/ Bernard Zimmerman
Bernard Zimmerman
President